Exhibit 99.1

The New York Times Company to Close City & Suburban, Metropolitan Distribution Organization

NEW YORK--(BUSINESS WIRE)--Sept. 8, 2008--The New York Times Company announced today that in January it will close City & Suburban, its distribution organization that delivers The New York Times and approximately 200 other newspapers and magazines to newsstands and retail outlets in the New York metropolitan area. Going forward, The New York Times will be distributed to newsstands and retail outlets through a combination of third-party wholesalers and the Company’s own drivers.

“We have made the decision to exit the wholesale distribution business,” said Scott Heekin-Canedy, president and general manager of The New York Times. “This was a difficult decision to make since it affects a large number of dedicated employees. But the business environment has changed dramatically since 1992 when City & Suburban was formed and wholesale distribution is no longer an economical business for the Times Company. With this change, we move to a distribution model similar to that of our national edition, which is delivered by third-party organizations. We expect that this will have no effect on retail availability of The Times, and it will allow us to improve our financial performance.”

Approximately 550 full-time equivalent employees will be affected by the closure and the Company plans to ease the change by providing severance packages to them.

The closure of City & Suburban will result in additional severance costs as well as cost savings and the Company plans to update its guidance on both items in the fourth quarter.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2007 revenues of $3.2 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

CONTACT:
The New York Times Company
Catherine J. Mathis, 212-556-1981
mathis@nytimes.com
or
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
This press release can be downloaded from www.nytco.com